EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Bart D’Ambra Investor Relations (973) 473-2200

CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION

Clifton, New Jersey, November 8, 2010 — Clifton Savings Bancorp, Inc. (the “Company”) (Nasdaq: CSBK), the holding company for Clifton Savings Bank, announced today that the Board of Directors of the Company has unanimously adopted a Plan of Conversion and Reorganization (the “Plan”) pursuant to which Clifton Savings Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure and will undertake a “second-step” stock offering of shares of common stock of a new corporation formed in connection with the conversion. Clifton Savings Bank converted from a mutual savings bank to the mutual holding company structure and offered and sold a minority of the shares of the Company’s common stock in 2004.

Clifton MHC (the “MHC”), which owns approximately 64.2% of the outstanding shares of common stock of the Company, will be merged with and into the Company as part of the reorganization and its shares in the Company will be retired.  The new holding company will offer and sell shares of common stock in an amount representing the percentage ownership interest currently held by the MHC based on an appraisal of the Company, as converted, which will be performed by an independent appraiser.  The new holding company will offer shares of its common stock for sale to Clifton Savings Bank’s eligible account holders, certain borrowers and tax-qualified employee benefit plans and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan.  The highest priority will be given to depositors with qualifying deposits as of September 30, 2009.  In addition, existing shareholders of the Company, other than the MHC, will receive shares of common stock of the new corporation pursuant to an “exchange ratio” designed to preserve their aggregate percentage ownership interest.  The exchange ratio will be determined based upon the appraisal of the Company and the results of the offering.

The conversion and reorganization will be subject to approval of the MHC’s members, the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC) and the Office of Thrift Supervision.

Information, including the details of the offering and business and financial information about the Company and Clifton Savings Bank, will be provided in proxy materials and a prospectus when the offering commences, which is expected to be during the first calendar quarter of 2011.

The Company is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  Clifton Savings Bank operates a total of 12 full-service banking offices in northeast New Jersey.  The Company’s majority stockholder is the MHC, a federally chartered mutual holding company.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus when accompanied by a stock order form.  The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.